Exhibit 10.2

RETENTION AGREEMENT

This Retention Agreement (this “Agreement”), effective as of October 26, 2017, is made between Hercules Capital, Incorporated, a Maryland corporation (the “Company”) and the individual executing this Agreement as the Executive on the signature page (the “Executive”).

RECITALS

The Company recognizes that the possibility of a Change in Control, as hereinafter defined, exists and that such possibility, and the uncertainty it may create among management, may result in the distraction or departure of management personnel, to the detriment of the Company and its stockholders, and the Company desires to provide additional inducement for the Executive to continue to remain in the employ of the Company. Accordingly, the Company and the Executive agree as follows:

1. Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a) “Base Pay” means the Executive’s annual base salary rate as in effect at the time a determination is required to be made under Section 4.

(b) “Board” means the Board of Directors of the Company.

(c) “Cause” shall mean, with respect to the Executive: (i) the willful and continued failure to substantially perform the Executive’s primary duties and responsibilities for reasons other than death or disability, after a written demand for substantial performance is delivered to him by the Company, which specifically identifies the manner in which the Company believes that the Executive has not substantially performed the Executive’s primary duties, and Executive fails to promptly and substantially cure his performance consistent with the written demand, and damage caused to the Company as a result of Executive’s conduct; (ii) the Executive’s conviction (or entry of a plea bargain admitting criminal guilt) of any felony or a misdemeanor involving moral turpitude or (iii) intentional and knowing breach by the Executive of his fiduciary obligations to the Company or any securities laws applicable to the Company for which Executive has direct responsibility. For purposes of this Agreement, no act or failure to act on the part of the Executive will be deemed “intentional” if it was due primarily to an error in judgment or negligence, but will be deemed “intentional” only if done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company.

(d) “Change in Control” means that during the Term any of the following events occurs:

(i) a majority of the Board ceases to be comprised of Incumbent Directors; or

(ii) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange

Act”)) (a “Person”) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then-outstanding Voting Stock of the Company; or

(iii) the consummation of a consolidation, merger, stock sale or similar transaction or series of related transactions (or a sale or transfer of all or substantially all of the Company’s assets) (each, a “Business Transaction”), unless, in any such case, (A) no Person (other than the Company, any entity resulting from such Business Transaction or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such Business Transaction) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then-outstanding shares of Voting Stock of the entity resulting from such Business Transaction or, if it is such entity, the Company and (B) at least one-half of the members of the Board of Directors of the entity resulting from such Business Transaction were Incumbent Directors at the time of the execution of the initial agreement providing for such Business Transaction; or

(iv) the dissolution or liquidation of the Company.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Externalization” means that during the Term, the Company changes its management structure from an internally managed business development company to an externally managed business development company by entering into an investment advisory agreement with a third-party adviser (the “New Advisor”).

(g) “Good Reason” means the occurrence of one or more of the following events:

(i) Following a Change in Control, there is a material diminution in the Executive’s authority and/or responsibilities or the Company fails to offer the Executive base salary, annual bonus opportunity, and long term incentive opportunity that are substantially comparable in the aggregate to the Executive’s base salary, annual bonus opportunity, and long-term incentive opportunity prior to such Change in Control;

(ii) A relocation of the Executive’s location of employment by the Company that increases the Executive’s commute by more than 45 miles; or

(iii) The Company’s breach of this Agreement.

A termination of employment by the Executive for one of the reasons set forth in clauses (i) - (iii), above, will not constitute “Good Reason” unless, within the 90-day period immediately following the occurrence of such Good Reason event, the Executive has given written notice to the Company specifying in reasonable detail the event or events relied upon for such termination and the Company has not remedied such event or events within 30 days of the receipt of such notice. The Company and the Executive may mutually waive in writing any of the foregoing provisions with respect to an event or events that otherwise would constitute Good Reason.

(h) “Incumbent Directors” means the individuals who, as of the date hereof, are directors of the Company and any individual becoming a director subsequent to the date hereof whose election, nomination for election by the Company’s shareholders or appointment was approved by a vote of at least two-thirds of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if such individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(i) “Severance Period” means the period of time commencing on the date of the first occurrence of a Change in Control and continuing until the earlier of (i) the eighteen (18) month anniversary of the occurrence of the Change in Control and (ii) the Executive’s death.

(j) “Subsidiary” means an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding voting interests.

(k) “Term” means the period commencing as of the date hereof and expiring when this Agreement is terminated by the Board; provided, however, that (i) if a Change in Control occurs during the Term, the Term will expire on the last day of the Severance Period (unless renewed by the Board or any successor to the Company); (ii) if an Externalization occurs during the Term, the Term will expire on the effective date of the Externalization and (iii) subject to Section 3(c), if, prior to a Change in Control or an Externalization, the Executive ceases for any reason to be a full-time employee of the Company, thereupon without further action the Term shall be deemed to have expired and this Agreement will immediately terminate and be of no further effect.

(l) “Termination Date” means the date on which the Executive’s employment is terminated (the effective date of which will be the date of termination, or such other date that may be specified by the Executive if the termination is pursuant to Section 3(b)); provided such date constitutes the date of the Executive’s “separation from service” as defined in Section 409A of the Code (“Section 409A”).

(m) “Voting Stock” means securities entitled to vote generally in the election of directors.

2. Operation of Agreement. This Agreement will be effective and binding immediately upon its execution.

3. Involuntary Termination without Cause or Termination for Good Reason; Termination Following a Change in Control; Externalization.

(a) The Executive’s employment may be terminated by the Company prior to the occurrence of a Change in Control at any time and the Executive will be entitled to the benefits provided by Section 4, provided the Executive has incurred a “separation from service” as defined in Section 409A, unless such termination is the result of the occurrence of one or more of the following events:

(i) the Executive’s death;

(ii) the Executive becomes permanently disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long-term disability plan in effect for, or applicable to, the Executive; or

(iii) Cause.

(b) The Executive may terminate employment with the Company prior to the occurrence of a Change in Control at any time for Good Reason with the right to severance compensation as provided in Section 4, provided the Executive has incurred a “separation from service” as defined in Section 409A, regardless of whether any other reason, other than Cause, for such termination exists or has occurred, including without limitation other employment or permanent disability.

(c) In the event of the occurrence of a Change in Control, the Executive’s employment may be terminated by the Company during the Severance Period and the Executive will be entitled to the benefits provided by Section 4, provided the Executive has incurred a “separation from service” as defined in Section 409A, unless such termination is the result of the occurrence of one or more of the following events:

(i) the Executive’s death;

(ii) the Executive becomes permanently disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long-term disability plan in effect for, or applicable to, the Executive immediately prior to the Change in Control; or

(iii) Cause.

(d) In the event of the occurrence of a Change in Control, the Executive may terminate employment with the Company during the Severance Period for Good Reason with the right to severance compensation as provided in Section 4, provided the Executive has incurred a “separation from service” as defined in Section 409A, regardless of whether any other reason, other than Cause, for such termination exists or has occurred, including without limitation other employment or permanent disability.

(e) In the event of an Externalization, (i) if the New Advisor makes a written offer of employment to the Executive with similar authority and responsibilities to the authority and responsibilities the Executive had in respect of the Company prior to such Externalization and with base salary, annual bonus opportunity, long term incentive opportunity and retention benefits for eighteen (18) months following such Externalization that are substantially comparable in the aggregate to the Executive’s base salary, annual bonus opportunity, long term incentive opportunity and retention benefits with the Company prior to such Externalization (including, without limitation, a written retention agreement with terms comparable to this

Agreement for eighteen (18) months following such Externalization), and the Executive’s location of employment shall not move by more than 45 miles from its current location at 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301, the Executive shall have no right to the benefits provided by Section 4; and (ii) if (x) the New Advisor fails to offer employment on any terms to the Executive, or (y) the New Advisor offers employment to the Executive on terms that do not meet the requirements set forth in the immediately preceding sentence, and the Executive does not accept such offer, then, as of the effective date of such Externalization, the Executive will be entitled to the benefits provided by Section 4, provided that the Executive has incurred a “separation from service” as defined in Section 409A. For the avoidance of doubt, if the Executive accepts employment with the New Advisor on any terms, the Executive shall not be entitled to the benefits provided by Section 4.

(f) Nothing in this Agreement will (i) be construed as creating an express or implied contract of employment, changing the status of Executive as an employee at will, giving the Executive any right to be retained in the employ of the Company or giving the Executive the right to any particular level of compensation or benefits or (ii) interfere in any way with the right of the Company to terminate the employment of the Executive at any time with or without Cause, subject in either case to the obligations of the Company under this Agreement.

4. Severance Compensation.

(a) If the Company terminates the Executive’s employment prior to the occurrence of a Change in Control, other than pursuant to Section 3(a)(i), 3(a)(ii) or 3(a)(iii), or if the Executive terminates Executive’s employment pursuant to Section 3(b) (in either case, any such termination, a “Triggering Termination”), and provided that such Triggering Termination constitutes a “separation from service” as defined in Section 409A, the Company will pay to the Executive the amounts described in Annex A on the 53rd day after the Termination Date (or, if such date is not a business day, the next following business day) or as otherwise set forth in Annex A (subject to the provisions of Sections 4(c) and (d) of this Agreement) and will continue to provide to the Executive the benefits described in Annex A for the periods described therein.

(b) If, following the occurrence of a Change in Control, the Company terminates the Executive’s employment during the Severance Period other than pursuant to Section 3(c)(i), 3(c)(ii) or 3(c)(iii), or if the Executive terminates Executive’s employment pursuant to Section 3(d) (in either case, any such termination, a “Triggering Termination”), and provided that such Triggering Termination constitutes a “separation from service” as defined in Section 409A, the Company will pay to the Executive the amounts described in Annex A on the 53rd day after the Termination Date (or, if such date is not a business day, the next following business day) or as otherwise set forth in Annex A (subject to the provisions of Sections 4(c) and (d) of this Agreement) and will continue to provide to the Executive the benefits described in Annex A for the periods described therein.

(c) If, upon an Externalization, the Executive has a right under Section 3(e)(ii) to receive benefits under this Section 4, the Company will pay to the Executive the amounts described in Annex A on the first payroll date following the 53rd day after the Termination Date (or, if such date is not a business day, the next following business day) or as otherwise set forth in Annex A (subject to the provisions of Sections 4(c) and (d) of this Agreement) and will continue to provide to the Executive the benefits described in Annex A for the periods described therein. Notwithstanding anything to the contrary in this Agreement, if the Executive receives all or any portion of the benefits provided by Section 4 and, within one (1) year of the effective date of the Externalization, accepts employment with the New Advisor, the Executive shall be required to repay to the Company all benefits paid to the Company under Sections 1, 3, 4 and 5 of Annex A attached hereto within thirty (30) days of the Executive’s commencement of employment with the New Advisor, shall forfeit the equity described in Section 3 of such Annex and shall forfeit the Executive’s right to receive any further benefits under Section 4.

(d) For the avoidance of doubt, the Executive shall be eligible to receive the payments and benefits described in Annex A pursuant to Section 4(a) only, Section 4(b) only, or Section 4(c) only. The Executive shall not be eligible to receive the payments and benefits described in Annex A pursuant to more than one subsection of this Section 4.

(e) To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive’s termination of employment shall instead be paid on the first business day after the date that is six months following the Executive’s termination of employment (or upon the Executive’s death, if earlier). In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A, and any payments described in Annex A that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise.

(f) Payment of the benefits set forth in Annex A is subject to the Executive’s execution of a general release of claims and covenant not to sue substantially in the form attached hereto as Exhibit I (the “Release”), such that the Release becomes effective, with all revocation periods having expired unexercised, as set forth in the Release and prior to the payment date. The Executive shall forfeit the benefits set forth in Annex A if the Release is not executed and effective in the time period set forth in the immediately preceding sentence.

5. Limitations on Payments and Benefits. Notwithstanding any provision of this Agreement or any agreement, contract or understanding (including any option or equity plan or agreement) other than this Agreement, heretofore or hereafter entered into by the Executive with the Company or any Subsidiary (each, an “Other Agreement”) to the contrary, if any amount or benefit to be paid or provided under this Agreement or any Other Agreement would be an “excess parachute payment” within the meaning of Section 280G of the Code (including after taking into account the value, to the maximum extent permitted by Section 280G of the Code, of the covenants in Section 7 hereof), but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement and any Other Agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an excess parachute payment. Whether requested by the Executive or the Company the determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence, and the value to be assigned to the Executive’s covenants in Section 7 hereof for purposes of determining the amount, if any, of the excess parachute payment will be made at the expense of the Company, by the Company’s independent accountants or benefits consultant.

6. No Mitigation Obligation; Other Agreements.

(a) The Company hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment following the Termination Date. Accordingly, the payment of the severance compensation in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise, except as expressly provided in Paragraph 5 of Annex A.

(b) To the extent that the Executive receives payments by reason of his or her termination of employment pursuant to any other employment or severance agreement or employee plan (collectively, “Other Employment Agreements”), the amounts otherwise receivable under Section 4 will be reduced by the amounts actually paid pursuant to the Other Employment Agreements, but not below zero, to avoid duplication of payments so that the total amount payable or value of benefits receivable hereunder and under the Other Employment Agreements is not less than the amounts so payable or value so receivable had such benefits been paid in full hereunder.

7. Confidentiality; Return of Property; Nonsolicitation; Cooperation.

(a) The Executive hereby covenants and agrees that the Executive will not, without the prior written consent of the Company, disclose to any person not employed by the Company, or use in connection with engaging in competition with the Company, any confidential or proprietary information of the Company and any idea, concept, know-how, expertise or other unique ability discovered through the Executive’s performance under this Agreement. For purposes of this Agreement, the term “confidential or proprietary information” will include all information of any nature and in any form that is owned by the Company (including any such information the Executive may develop during the Executive’s employment), and that is not publicly available (other than by the Executive’s breach of this Section 7(a)) or generally known to persons engaged in businesses similar or related to those of the Company). Confidential or proprietary information will include, without limitation, the Company’s financial matters, customers, employees, industry contracts, strategic business plans, product development (or other proprietary product data), marketing plans, proprietary technology or software (including features and functionality of software) used in the management of the business of the Company and all other secrets and all other information of a confidential or proprietary nature (“Confidential Information”). For purposes of the preceding two sentences, the term “Company” will also include any Subsidiary (collectively, the “Restricted Group”). The obligations imposed by this Section 7(a) will not apply (i) during the Term, in the course of the business of and for the benefit of the Company, (ii) if such confidential or proprietary information has become, through no fault of the Executive, generally known to the public or (iii) if the Executive is required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement). Notwithstanding the foregoing or anything to the contrary herein, nothing in this Agreement shall prohibit the Executive from reporting possible violations of federal law or regulation to any governmental agency or entity or self-regulatory organization (including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General), or making other disclosures that are protected under the whistleblower provisions of any applicable law or regulation (it being understood that the Executive does not need the prior authorization of the Company to make any such reports or disclosures or to notify the Company that the Executive has made such reports or disclosures). Further, in accordance with the Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(b) To the extent an invention or work is not deemed to be a “work for hire” by operation of law, the Executive agrees that the Company shall own and the Executive hereby assigns all right title and interest in and to all inventions and works (including all intellectual property rights therein or related thereto) that (i) are collected, made, conceived, reduced to practice or set out in any tangible medium of expression by the Executive during the term of the Executive’s employment or (ii) (A) arise out of any use of the Company’s facilities or assets or any research or other activity conducted by, for or under the direction of the Company (whether or not conducted (x) at the Company’s facilities, (y) during working hours or (z) using Company assets) or (B) are useful with or relate to the Company’s business. For the avoidance of doubt, an “invention or work” includes without limitation all data patterns and models, data sets, data transformations, algorithms, calculations, code, formulae, analytics, indices, systems, computer media, computer programs, user manuals, drawings, plans, prototypes, notes, writings, reports, compositions, devices, samples, mock-ups, visualizations and other similar works. The Executive waives any and all moral rights to all inventions and works. Notwithstanding anything to the contrary, the inventions and works covered by this Section 7(b) shall not include any invention or work the assignment of which to the Company is prohibited by California Labor Code Section 2870 (a copy of which is attached as Annex B).

(c) The Executive shall proffer to the Board’s designee, no later than the Termination Date (or upon the earlier request of the Company), and without retaining any copies, notes or excerpts thereof, all property of the Company and its affiliates in whatever form, including, without limitation, memoranda, computer disks or other media, computer programs, diaries, notes, records, data, customer or client lists, marketing plans and strategies, and any other documents consisting of or containing Confidential Information, that are in the Executive’s actual or constructive possession or which are subject to the Executive’s control at such time. To the extent the Executive has retained any such property or Confidential Information on any electronic or computer equipment belonging to the Executive or under the Executive’s control, the Executive agrees to so advise the Company and to follow the Company’s instructions in permanently deleting all such property or Confidential Information and all copies.

(d) The Executive hereby covenants and agrees that for eighteen (18) months after the Termination Date the Executive will not, without the prior written consent of the

Company, which consent will not unreasonably be withheld as to the Executive’s personal assistant, on behalf of the Executive or on behalf of any person, firm or company, directly or indirectly, attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any employee of the Restricted Group to give up, or to not commence, employment or a business relationship with the Restricted Group.

(e) During and after the term of the Executive’s employment with the Company, the Executive agrees to cooperate with the Company in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party concerning issues about which the Executive has knowledge or that may relate to the Executive or the Executive’s employment with the Company. The Executive’s obligation to cooperate hereunder includes, without limitation, being available to the Company upon reasonable notice for interviews and factual investigations, appearing in any forum at the request of the Company to give testimony (without requiring service of a subpoena or other legal process), volunteering to the Company pertinent information, and turning over to the Company all relevant documents which are or may come into the Executive’s possession. The Company shall promptly reimburse the Executive for the reasonable out-of-pocket expenses incurred by the Executive in connection with such cooperation.

(f) The Executive will not, during the term of the Executive’s employment with the Company and thereafter, directly (or through any other Person) make any public or private statements (whether orally or in writing) that disparage, denigrate or malign the Company or any of its affiliates, their respective businesses, activities, operations, affairs, reputations or prospects or any of their respective affiliates, officers, employees, directors, partners (general and limited), agents, investors, members or shareholders (the “Protected Persons”). The Company will not direct or authorize any of its officers and directors to, during the term of the Executive’s employment with the Company and for a period of one year thereafter, directly (or through any other Person) make any public or private statements (whether orally or in writing) that disparage, denigrate or malign the Executive. For purposes of clarification, and not limitation, a statement shall be deemed to disparage, denigrate or malign a Protected Person or the Executive if such statement could be reasonably construed to adversely affect the opinion any other Person may have or form of any such Protected Person or the Executive. The foregoing restrictions shall not be violated by truthful statements made to any government authority or in response to legal process, required governmental testimony or filings, administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) or statements made in good faith in performance reviews.

(g) The Executive and the Company agree that the covenants contained in this Section 7 are reasonable under the circumstances and subject to the provisions of Section 13 of this Agreement. The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of the Executive’s obligations under this Section 7 would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law, in equity or under this Agreement, upon adequate proof of the Executive’s violation of any such provision of this Agreement, the Company will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

8. Employment Rights. Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company to have the Executive remain in the employment of the Company or any Subsidiary prior to or following any Change in Control.

9. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

10. Successors and Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement. This Agreement will be binding upon the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company, whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

(b) This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, heirs and legatees and the Company’s successors and assigns.

11. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered, delivered by email or dispatched by pdf or electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as FedEx or UPS, addressed to the Company at its principal executive office and to the Executive at the Executive’s principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

12. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of California and federal law, without giving effect to the principles of conflict of laws of such State.

13. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstance is held invalid, unenforceable or otherwise illegal, including without limitation Section 7 hereof, the remainder of this Agreement and the application of such provision to any other person or circumstance will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal. If any covenant in Section 7 should be deemed invalid, illegal or unenforceable because its time or scope of restricted activity, is considered excessive, such covenant will be modified to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

14. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. The headings used in this Agreement are intended for convenience or reference only and will not in any manner amplify, limit, modify or otherwise be used in the construction or interpretation of any provision of this Agreement. References to Sections are to Sections of this Agreement. References to Paragraphs are to Paragraphs of an Annex to this Agreement. Any reference in this Agreement to a provision of a statute, rule or regulation will also include any successor provision thereto.

15. Survival. Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under Sections 3(b), 3(c), 4, 5, 7, 8, 9, 10(b), 15 and 16 will survive any termination or expiration of this Agreement or the termination of the Executive’s employment following a Change in Control for any reason whatsoever.

16. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement.

17. Section 409A. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A. Any provision that would cause the Agreement to fail to satisfy Section 409A will have no force and effect until amended to comply with Section 409A (which amendment may be retroactive to the extent permitted by Section 409A and may be made by the Company, without the consent of the Executive). Prior to any Change in Control or Externalization, the Company and the Executive will agree to any amendment of this Agreement approved by the Board based on the advice of a nationally recognized law firm designated by the Board that such amendment, if implemented, is or is reasonably likely to reduce any adverse effect on the Company or the Executive of any rule, regulation or IRS interpretation of Section 409A and that such firm is recommending similar changes or provisions to its other clients that have change-in-control, severance or employment agreements or plans. The Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. If the Executive is entitled to any reimbursement of expenses that are includable in the Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. The Executive’s right to reimbursement of expenses under this Agreement shall not be subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date last written below.

EXECUTIVE: MARK R. HARRIS

Signature:	/s/ Mark R. Harris

Date:	10-26-17

HERCULES CAPITAL, INCORPORATED

By:	Melanie Grace

Title:	General Counsel

Signature:	/s/ Melanie Grace

Date:	10-26-17

ANNEX A

SEVERANCE COMPENSATION, ETC.

1. A lump sum payment in an amount equal to (i) 1.5 times the sum of (A) Base Pay (at the rate in effect for the year in which the Termination Date occurs), plus (B) an amount equal to the three-year average annual bonus actually earned by and paid to the Executive for the three full performance periods (such average annual bonus amount, the “Average Bonus Amount” and each such performance period, a “Completed Performance Period”) immediately prior to the Termination Date.

2. Any unpaid annual bonus that has been earned, accrued, allocated or awarded to the Executive for any Completed Performance Period (regardless of whether payment of such compensation would otherwise be contingent on the continuing performance of services by the Executive), with such earned annual bonus to be paid at the same time as if no such termination had occurred, but in no event later than March 15 of the year following the year in which the last day of the relevant Completed Performance Period occurred.

3. An amount equal to the Pro Rata Portion of the Average Bonus Amount for the performance period in which the Triggering Termination occurs. For this purpose, “Pro Rata Portion” means (x) the number of days from and including the first day immediately following the last day of the immediately preceding Completed Performance Period to and including the Termination Date, divided by (y) the total number of days in such subsequent performance period. Such payments will be made at the earlier of (x) the date prescribed for payment pursuant to the applicable plan, program or agreement and (y) March 15 of the year following the year in which the Termination Date occurs, and will be payable and calculated disregarding any otherwise applicable vesting requirements.

4. (i) If the Executive is entitled to severance compensation under Section 4(a), continued vesting of any outstanding awards granted by the Company for eighteen (18) months following the Termination Date, subject to the Executive’s continued compliance with Article 7 hereof; and (ii) if the Executive is entitled to severance compensation under Section 4(b), full vesting acceleration of any outstanding awards granted by the Company (or any substitute or replacement award in respect thereof).

5. If the Executive and his or her eligible dependents are eligible for, and timely elect, continuation coverage pursuant to Section 4980B of the Code or similar state law (“COBRA”), the Company shall reimburse the Executive for the full amount of the COBRA premiums for Executive and his or her eligible dependents for eighteen (18) months following a Triggering Termination (the “COBRA Benefit”); provided, however, that notwithstanding the foregoing, the COBRA Benefit shall not be provided to the extent that it would result in any fines, penalties or taxes on the Company or its Subsidiaries or affiliates; provided, further, that the COBRA Benefit shall cease if Executive (or his or her dependents) become eligible for health coverage under the plan of another employer.

Annex A-1

EXHIBIT I

GENERAL RELEASE OF CLAIMS

IN CONSIDERATION of the payments to be made to the undersigned individual (the “Employee”) pursuant to the retention agreement between Hercules Capital, Incorporated (the “Company”) and Employee, dated ___________ (the “Retention Agreement”) and for other good and valuable consideration, the receipt of which is hereby acknowledged and to which Employee acknowledges he/she would not be entitled in the event that Employee did not execute this General Release of Claims (the “Release”), Employee agrees as follows:

● 1. General Release. Employee (on behalf of Employee, his/her heirs, executors and personal representatives) hereby releases the Company and all other “Released Parties” (as defined below) from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, attorney’s fees, costs, expenses, and demands whatsoever (“Claims”), whether known or unknown, accrued or unaccrued, which Employee may have or could claim to have against any of the Released Parties arising at any time up through and including the date that Employee signs this Release. These released Claims include, but are not limited to, all Claims arising from or during Employee’s employment with the Company, or arising from or relating to the terms and conditions of such employment (including all wages, benefits, and other compensation), and/or relating to Employee’s separation from such employment. Among the specific Claims released by this Agreement are (without limitation): (i) all Claims of employment discrimination or retaliation based upon any protected characteristic (such as age, race, color, sex, national origin, religion, and disability), and all Claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, 42 U.S.C. § 1981, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act of 1988, the New York State Executive Law (including its Human Rights Law); the New York City Administrative Code (including its Human Rights Law); the New York State Labor Law; the New York wage and wage–hour laws; the California Fair Employment and Housing Act, Cal. Gov’t. Code § 12900 et seq., the California Equal Pay Act, Cal. Lab. Code § 1197.5 et seq., the California Family Rights Act, Cal. Gov’t. Code § 12945.1 et seq. and § 19702.3, the Cal-WARN Act, Cal. Lab. Code §§ 1400-1408, Cal. Lab. Code § 233 (California’s kin care law), Cal. Code Regs. tit. 2, §§ 7291.2– 7291.16 (California’s pregnancy leave law), California Unruh Civil Rights Act, Cal. Civ. Code § 51 et seq., and Cal. Lab. Code §§ 98.6 and 1102.5 (California whistleblower protection laws), the Massachusetts Anti-Discrimination Laws (chapters 151B & 272), the City of Boston Municipal Code Section 12-9 on Human Rights, all as amended; and/or any similar federal, state or local laws; (ii) all Claims arising under the Employee Retirement Income Security Act of 1974, as amended; (iii) all Claims arising under the common law of any jurisdiction, including, but not limited to, all Claims for breach of contract, defamation, interference with contractual/prospective economic advantage, invasion of privacy, promissory estoppel, negligence, breach of the covenant of good faith and fair dealing, fraud, emotional distress, and wrongful discharge/termination; and (iv) all Claims in any jurisdiction growing out of any legal restrictions, expressed or implied, on the Company’s right to terminate or control the employment of its employees. Notwithstanding the foregoing, this Release does not include any

Exhibit I-1

Claims (i) that Employee may have for unemployment or workers’ compensation benefits or (ii) that may not be released or waived as a matter of law.

2. Promise Not to Sue. Employee acknowledges and agrees that he/she will not file (or join, or accept any relief in) a lawsuit against any of the Released Parties pleading or asserting any Claims released in the above Release. If Employee breaches this promise, and the action is found to be barred in whole or in part by this Release, Employee agrees to pay the reasonable attorneys’ fees and costs, or the proportions thereof, incurred by the applicable Released Party in defending against those Claims that are found to be barred by this Release. Notwithstanding the foregoing, nothing in this Section precludes Employee from challenging the validity of the release above under the requirements of the Age Discrimination in Employment Act (“ADEA”), and Employee shall not be responsible for reimbursing the attorneys’ fees and costs of the Released Parties in connection with such a challenge to the validity of the Release. However, Employee acknowledges that this Release applies to all Claims the Employee has under the ADEA, and that, unless the Release is held to be invalid, all of Employee’s Claims under the ADEA shall be extinguished. In addition, nothing in this Release shall preclude or prevent Employee from filing a charge with, participating in an investigation by or proceeding before, or providing truthful information to the United States Equal Employment Opportunity Commission or a similar state or local agency, but Employee acknowledges and agrees that Employee shall not accept any relief obtained on his/her behalf in any proceeding by any government agency, private party, class, or otherwise with respect to any Claims covered by this Release.

3. Definition of Released Parties. As used in this Release, the term, “Released Parties” means (i) the Company; (ii) any and all parent companies, subsidiaries (direct and indirect), affiliates, successors and assigns of the Company; (iii) all of the foregoing entities’ directors, officers, employees, agents, attorneys, advisors, insurers, representatives, and benefit plans (including all such plans’ insurers, fiduciaries, administrators, and the like); and (iv) all persons/entities claimed to be jointly and/or severally liable with any of the foregoing persons or entities described in clauses (i) through (iii) or through/by which the foregoing persons or entities described in clauses (i) through (iii) have acted.

4. For Employees in California: Section 1542 Acknowledgement. Employee acknowledges that she is aware of the provisions of Section 1542 of the California Civil Code regarding the effectiveness of this Agreement on unknown or unsuspected claims and she expressly waives any and all protections under Section 1542 or any analogous state law or federal law or regulation. Section 1542 of the California Civil Code reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

5. No Admission. It is understood that nothing in this Release is to be construed as an admission on behalf of any of the Released Parties of any wrongdoing with respect to Employee, any such wrongdoing being expressly denied. Each Released Party is an express third party beneficiary of this Release.

Exhibit I-2

6. Acknowledgements. Employee hereby acknowledges and agrees that:

A. This is an important legal document and he/she is hereby advised to consult with an attorney before signing it;

B. Employee may take up to twenty-one (21)1 days to consider whether to sign this Release;

C. Employee may revoke this Release at any time within seven (7) days of the date on which he/she signs it by providing written notice to the Company, and this Release shall not be effective until after the revocation period has expired without revocation;

D. Changes made to this Release, whether material or nonmaterial, do not restart the aforementioned twenty-one (21) day2 period; and

E. Employee has carefully read this Release, understands all the terms of this Release, and enters into this Release freely, knowingly, and voluntarily.

INTENDING TO BE LEGALLY BOUND, EMPLOYEE SIGNS BELOW:

Signature

Name

Date

[1]	45 days for employees who are age 40 or over in the case of a group separation that requires 45 days’ notice under the ADEA.
[2]	45 days for employees who are age 40 or over in the case of a group separation that requires 45 days’ notice under the ADEA.

Exhibit I-3